Exhibit 10.23

THE TPG INC.

2021 OMNIBUS INCENTIVE PLAN

FORM OF RESTRICTED STOCK UNIT AGREEMENT—DIRECTOR

TPG INC. STRONGLY ENCOURAGES YOU TO SEEK THE ADVICE OF YOUR OWN

LEGAL AND FINANCIAL ADVISORS WITH RESPECT TO YOUR AWARD AND ITS TAX

CONSEQUENCES.

Participant:
Number of Restricted Stock Units:
Grant Date:
Expiration Date:

THIS AWARD AGREEMENT (this “Agreement”) is effective as of the Grant Date (shown above) and evidences an Award granted by TPG Inc., a Delaware corporation (the “Company” and together with its Affiliates, “TPG”) to the Participant (shown above) pursuant to the TPG Inc. 2021 Omnibus Incentive Plan (as amended from time to time, the “Plan”), which is incorporated in and made a part of this Agreement by reference. Capitalized terms not defined in this Agreement have the meanings set forth in the Plan.

In consideration of the promises and the mutual covenants hereinafter set forth, the parties hereby agree as follows:

1. Grant and Restricted Period. The Committee has determined to grant the Participant, on the terms and conditions of this Agreement, an award (this “Award”) of Restricted Stock Units (the “RSUs”) consisting of the right to receive a number of Shares set forth above adjacent to “Number of Restricted Stock Units” above and settlement in accordance with the terms and conditions of this Agreement.

2. Vesting; Termination of Services.

(a) Subject to the Participant continuously providing Services and complying with the terms and conditions hereof through (and including) the applicable vesting date, the number of RSUs set forth opposite such vesting date noted below (each, a “Vesting Date”) will vest (unless previously vested or cancelled in accordance with the provisions of the Plan or this Agreement):

Vesting Date	Number of RSUs Vesting on Such Date

(b) If a Change in Control occurs prior to the final Vesting Date, any then-unvested RSUs will immediately vest upon the consummation of the Change in Control.

(c) If the Participant undergoes a Termination of Services prior to the final Vesting Date, any then-unvested RSUs will immediately terminate and be forfeited in their entirety as of the Termination Date. Participant shall not be entitled to any damages or other compensation arising from or related to the forfeiture of this Award or any payment in respect thereof.

3. Expiration. The Participant shall have no rights related to this Award unless the Participant executes and returns this Agreement before the close of business on the Expiration Date (shown above). The Expiration Date may be modified, in the sole discretion of the Company, upon written request of the Participant.

4. Form and Timing of Payment of Vested Awards.1

(a) Settlement Date. Subject to RSUs vesting in accordance with Section 2 and the other terms and conditions of this Agreement, the RSUs will be settled as soon as practicable following the applicable Vesting Date, but in no event later than March 15th of the year following the year in which the applicable Vesting Date occurs, by delivery to the Participant of payment with respect to such RSUs in the form of Shares.

(b) No Withholding. The Participant is responsible for all taxes arising from this Award and the Company shall not withhold with respect this Award.

5. Dividends and Dividend Equivalents. The Participant shall be entitled to Dividend Equivalents in respect of the RSUs that have not yet been settled (whether or not vested), and such Dividend Equivalents shall be paid in cash to the Participant as soon as reasonably practicable following the applicable Vesting Date (taking into consideration relevant legal and operational considerations).

6. Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of the Participant’s death before the Participant receives any of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and shall be effective only when delivered by the Participant in writing to the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s executor, administrator or legal representative.

7. No Right to Further Awards. The Company has granted this Award to the Participant in its sole discretion. Neither this Agreement nor the Plan confers on the Participant any right or entitlement to receive another Award, or any other similar award at any time in the future or in respect of any future period. This Award does not confer on the Participant any right or entitlement to receive compensation in any specific amount for any future fiscal year and does not diminish in any way the Company’s discretion to determine the amount, if any, of the Participant’s compensation.

[1]	Note to Draft: This form contemplates settlement in shares, but if desirable, RSUs can be settled in cash if payment is deferred for at least 6 months after the vesting date.

8. Transferability.

(a) This Award shall not be transferable other than by will, the laws of descent and distribution, pursuant to a domestic relations order entered by a court of competent jurisdiction or to a Permitted Transferee for no consideration pursuant to the Plan or as permitted by the Committee. Any Award transferred shall be further transferable only by will, the laws of descent and distribution, pursuant to a domestic relations order entered by a court of competent jurisdiction, or, for no consideration, or upon consent of the Committee.

(b) Except as set forth in the Plan or as determined by the Committee, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant, or in the event of the Participant’s legal incapacity, the Participant’s legal guardian or representative.

9. Notices. Notice under this Agreement shall be addressed to the Company in care of the Office of General Counsel at the Company’s headquarters and to the Participant at the address appearing in the records of the Company for the Participant, or to either party at another address that the party designates in writing to the other. Notice shall be effective upon receipt.

10. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or by the Company forthwith to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on all parties, except as otherwise permitted by applicable law.

11. Governing Law; Arbitration. The interpretation, performance and enforcement of this Award and this Agreement shall be governed by the laws of the State of Delaware without regard to principles of conflicts of law. To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall remain in full force and effect. The Participant expressly acknowledges and agrees that as a condition of receiving this Award, the Participant will be bound by the provisions of Section 23.26 of the Plan regarding arbitration.

12. Award Subject to Plan.

(a) This Award is granted subject to the Plan and to such rules and regulations the Committee may adopt for administration of the Plan. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to administer the Plan and this Agreement, all of which shall be binding upon the Participant.

(b) To the extent of any inconsistencies between the Plan and this Agreement, the Plan will govern. This Agreement and the Plan constitute the entire agreement between the parties regarding the subject matter hereof. They supersede all other agreements, representations or understandings (whether oral or written, express or implied) that relate to the subject matter hereof.

(c) The Committee may terminate, amend, modify or suspend the Plan and amend or modify this Agreement; provided, however, that no termination, amendment, modification or suspension shall materially and adversely affect the Participant’s rights under this Agreement, without the Participant’s written consent.

13. Section 409A.

(a) This Award is intended to either (i) qualify for the short-term deferral exemption under Section 409A of the U.S. Internal Revenue Code and the final regulations promulgated thereunder (“Section 409A”) or (ii) satisfy the requirements of Section 409A. This Agreement shall be interpreted, administered and construed in a manner consistent with that intent. Notwithstanding the forgoing, if the Company determines that any provision of this Agreement or the Plan contravenes Section 409A or could cause the Participant to incur any tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (x) comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, or (y) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section 14 does not create an obligation of the Company to modify the Plan or this Agreement and does not guarantee that the RSUs will not be subject to taxes, interest and penalties under Section 409A.

(b) If a Participant is a “specified employee” as defined under Section 409A and the Participant’s Award is to be settled on account of the Participant’s separation from service (for reasons other than death) and such Award constitutes “deferred compensation” as defined under Section 409A, then any portion of the Participant’s Award that would otherwise be settled during the six-month period commencing on the Participant’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Participant’s death if it occurs during such six-month period).

14. Recoupment. This Award shall be subject to any clawback, recoupment or similar policy as permitted or mandated by applicable law, rules, regulations or any Company policy as enacted, adopted or modified from time to time.

15. Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. By accepting this Award, the Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

16. Personal Data Privacy. The Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands and acknowledges that the Company and its Affiliates may hold certain personal information about the Participant, including, but not limited to, the Participant’s Data. The Participant understands and acknowledges that the Company and its Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage the Participant’s participation in this Plan, and the Company and its Affiliates may transfer the Data to third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that any recipient’s country may have different data privacy laws and protections than the Participant’s country. By accepting this Award, the Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. Furthermore, the Participant acknowledges and understands that the transfer of Data to the Company or to any third parties is necessary for the Participant’s participation in the Plan. The Participant may view Data, request information about the storage and processing of Data, request any corrections to Data, or withdraw the consents herein (in any case, without cost to the Participant) by contacting                  in writing. The withdrawal of any consent by the Participant may affect the Participant’s participation in the Plan. The Participant may contact                  for further information about the consequences of any withdrawal of consents herein.

17. Headings. The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.

18. Successor. All obligations of the Company under the Plan and this Agreement, with respect to this Award, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

19. Signature in Counterparts. If delivered in paper format, this Agreement may be signed in counterparts. Each counterpart shall be an original, with the same effect as if the signatures were on the same instrument.

20. Enforceability. To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

21. Language. If the Participant has been provided with a copy of this Agreement, the Plan or any other document relating to this Award in a language other than English, the English language shall govern in the event of any inconsistency.

22. Waiver. No failure or delay by the Company to enforce any provision of this Agreement or exercise any right or remedy provided by law shall constitute a waiver of that or any other provision, right or remedy, nor shall it prevent or restrict the further exercise of that or any other provision, right or remedy. No single or partial exercise of such provision, right or remedy shall prevent or restrict the further exercise of that or any other provision, right or remedy.

23. Foreign Exchange Restrictions. The Participant understands and agrees that neither the Company or its Affiliates are responsible or liable for any foreign exchange fluctuations between the Participant’s local currency (if applicable) and the United States Dollar (or the selection by the Company or a subsidiary of any applicable foreign exchange rate it may determine in its discretion to be appropriate) that may affect the value of this Award or the calculated income, taxes or other amounts thereunder or any related taxes or other amounts.

24. Appendix. Notwithstanding anything in this Agreement to the contrary, if the Participant resides outside of the United States, certain additional terms and conditions in the attached appendix (the “Appendix”) may apply to the Participant and this Award. If the Participant relocates from the United States to a country outside the United States or relocates between the jurisdictions specified in the Appendix, additional terms and conditions, as applicable, may apply to the Participant, to the extent that the Committee determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

TPG Inc.

By:
Name:
Title:

Agreed and acknowledged as of the Grant Date:

(Participant’s signature)